SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    --------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)(1)

                            PEAK INTERNATIONAL, LTD.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    G69586108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              |X| Rule 13d-1(b)

              |_| Rule 13d-1(c)

              |_| Rule 13d-1(d)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP No. G69586108
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glickenhaus & Co.
      13-1936873
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                     a. |_|
                                     b. |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      STATE OF NEW YORK
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               625,300
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        699,100
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      699,100
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.2%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IA
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

Item 1 (a). Name of Issuer:

            Peak International, Ltd.

Item 1 (b). Address of Issuer's Principal Executive Offices:

            Units 4,5 & 7, 37th Floor, Wharf Cable Tower, 9 Hoi Shing Road, Tsuen Wan, N.P. Hong Kong.

Item 2 (a). Name of Person Filing:

            Glickenhaus & Co. (the "Reporting Person").

Item 2 (b). Address of Principal Business Office or, if None, Residence:

            6 East 43rd St., New York, NY 10017.

Item 2 (c). Citizenship:

            The Reporting Person is a corporation organized under the laws of New York.

Item 2 (d). Title of Class of Securities:

            Common Stock.

Item 2 (e). CUSIP Number:

            G69586108.

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a) |_| Broker and dealer registered under Section 15 of the
                    Exchange Act.

            (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) |_| Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) |X| An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act;

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                Page 3 of 5 Pages

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.     Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned as of December 31, 1998: 699,100.

            (b)   Percent of class: 5.2%

            (c)   Number of shares as to which the Reporting Person has:

                  (i)   sole power to vote or direct the vote: 625,300;

                  (ii)  shared power to vote or to direct the vote: 0;

                  (iii) sole power to dispose or direct the disposition of:
                        699,100; and

                  (iv)  shared power to dispose or to direct the disposition of:
                        0.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By The Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 4 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February 1, 1999
                                                   -----------------------------
                                                              (Date)


                                                       /s/ Linda C. Anderson
                                                   -----------------------------
                                                            (Signature)


                                                   Linda C. Anderson
                                                   Director of Compliance
                                                   GLICKENHAUS & CO.
                                                   -----------------------------
                                                            (Name/Title)


                                Page 5 of 5 Pages